Exhibit 10.kk
Second Amendment to Employment Agreement
     This Second Amendment to Employment Agreement is made effective on the 31st day of July, 2007, between Coeur d’Alene Mines Corporation (“Company”), and Richard Weston (“Employee”).
     Whereas, the parties executed an Employment Agreement dated February 13, 2006 (the “Employment Agreement”), and
     Whereas, the Employment Agreement initial term was defined as February 13, 2006 through June 30, 2007 and was further amended to extend the term through June, 2008, and
     Whereas, the parties desire to modify and supplement the Employment Agreement and further extend the term as set forth below;
NOW THEREFORE, in consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:
1. Employment. Employee’s position shall be Senior Vice President Operations.
2. Term of Employment. The Employment Agreement shall be amended in Section 2 to read that the term of employment shall be extended to the 30th day of June, 2009, unless sooner terminated as provided in the Employment Agreement. It is further agreed that the Employment Agreement may be further considered for an additional one year extension during the month of June, 2008, to the end that the parties may be once again bound to a two year duration of the Agreement. It is understood, however, that termination can occur in accordance with the provisions of paragraph 7 of the Employment Agreement, notwithstanding anything to the contrary in this Second Amendment to Employment Agreement.
3. Compensation. Section 3(a) shall be amended to state that Employees’ base compensation shall be $258,000. Further, section 3(c) shall be amended to state that Employee’s target Annual Incentive Plan bonus shall be 40%. The Employee’s Long Term Incentive Plan target level shall be 90%. Such bonuses are at the discretion of the board of directors.
4. Relocation. Employee will be provided with relocation assistance for the movement of household goods limited to 1,000 pounds of air freight and 12,000 pounds ocean freight. In light of the Employee’s intent to maintain his Sydney residence for at least the first year of this assignment, the Employee may elect to receive the equivalent value of this relocation of household goods to be paid as a one-time allowance. The Company will cover the cost of a furnished apartment in Coeur d’Alene (including utilities, phone, cable, security, etc) for the first twelve months of your assignment and thereafter provide a housing allowance of $3,000 per month.

5. Expatriate Status. Employee will be considered a third country national expatriate employee as defined under the Company’s Expatriate Policy and entitled to all relevant rights therein. The Employee’s “city-of-origin” is determined to be Sydney Australia.
6. Vacation & Travel. Employee will be entitled to four weeks annual leave. The Company will pay for two additional Business Class trips during the first year of the assignment and then one additional trip per year thereafter, over and above what is provided for in the Company’s expatriate policy, for The Employee’s wife and younger dependent daughter (as long as she is considered a dependent) to travel between the United States and Australia.
7. Vehicle Allowance. Employee will be eligible for a cash vehicle allowance to be paid by the Company commencing in the month of August 2007.
8. Employee Benefits. Employee will be covered under the Company’s full US employee benefit package. Your wife and daughter will be provided with Australian benefits until they relocate.
9. Visa Maintenance. The Company will continue to provide legal consulting services to maintain your Visa status and that of your wife and daughter.
10. Definition of Good Reason. Section 7(i) of the Employment Agreement shall be amended to add a new section 7(iii) to the definition of “Good Reason” as follows:
(iii) Employee’s finding that the relocation is intolerable by himself or family members and desires to return only to his country of origin, as defined below, such situation may be considered a “Good Reason” for termination of employment by the Employee if it is determined that it is not possible for the Employee to continue to perform the duties of his position due to this condition.
IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement as of the day and year first written above.
Coeur d’ Alene Mines Corporation
By
Dennis Wheeler, President and CEO

Employee